Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMGEN INC.

a Delaware corporation

Amgen Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is Amgen Inc. and the date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of the State of Delaware (the “Secretary of State”) is October 31, 1986.

2. The below amendments to the corporation’s Restated Certificate of Incorporation filed with the Secretary of State on January 9, 2006 have been duly adopted by the Board of Directors and stockholders of the corporation in accordance with the provisions of Section 242 of the DGCL.

3. The Restated Certificate of Incorporation of Amgen Inc. shall be amended by changing Subparagraph (a)(1) of Article NINTH so that, as amended, Subparagraph (a)(1) of said Article shall read in its entirety as follows:

“(1) Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article NINTH:

(i) any merger or consolidation of this corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) to, with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of this corporation or any Subsidiary having an aggregate Fair Market Value equal to or greater than ten percent (10%) of the corporation’s assets as set forth on the corporation’s most recent audited, consolidated financial statements filed with the Securities and Exchange Commission; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholders; or

(iv) any reclassification of securities (including any reverse stock split) or recapitalization of this corporation, or any merger or consolidation of this corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or equity or convertible securities of this corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) the issuance or transfer by this corporation or any Subsidiary (in a transaction or series of transactions) of any securities of this corporation or any Subsidiary to any Interested Stockholder or any Affiliate to any Interested Stockholders in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of Twenty Million Dollars ($20,000,000) or more;

shall require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) not then held by the Interested Stockholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.”

4. The title of Subparagraph (b) of Article NINTH shall be amended so that, as amended, said title shall read as follows:

“(b) When Subparagraph (a) Vote is Not Required.”

5. Subparagraph (f) of Article NINTH shall be amended and restated to replace “sixty-six and two-thirds percent (66-2/3%)” with the word “majority”; as amended and restated, subparagraph (f) of Article NINTH shall read in its entirety as follows:

“(f) Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of this corporation, the affirmative vote of the holders of at least a majority of the outstanding Voting Stock not then held by any Interested Stockholder, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article NINTH.”

IN WITNESS WHEREOF, Amgen Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 11th day of May 2009.

AMGEN INC.

By:	/s/ DAVID J. SCOTT
David J. Scott
Senior Vice President, General Counsel and Secretary